UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2005

ADESA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-32198	35-1842546
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032

(Address of principal executive offices)
(Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 17, 2005, upon the recommendation of the Executive Compensation Committee of the Board of Directors of ADESA, Inc., the Board of Directors approved a compensation package for non-management directors, effective as of June 1, 2005.  A summary describing the elements of such compensation package is as follows:

	Cash Payment (1)(5)	Stock Payment (2)
Annual Director Retainer	$30,000	$47,500
Annual Lead Independent Director Retainer	$83,000	$47,500
Annual Retainer for Committee Chairs (3)	$14,500 - $17,500	$0
Annual Retainer for Committee Members (4)	$10,000 - $11,500	$0

(1)          The directors may elect to (a) defer all or part of the cash portion of their retainer and fees pursuant to ADESA’s director compensation deferral plan; and/or (b) receive stock in lieu of all or a part of the cash portion of his or her retainer and fees pursuant to ADESA’s director compensation plan.

(2)          Each of the non-employee directors receives shares of ADESA’s common stock equal in value to $47,500 under the terms of ADESA’s director compensation plan.

(3)          The compensation structure for the chairpersons of the executive compensation committee and the corporate governance and nominating committee of the Board is $14,500 in cash.  The compensation structure for the chairperson of the audit committee is $17,500 in cash. However, the lead independent director is not eligible to receive any committee chair premiums.

(4)          The compensation structure for the committee members of the executive compensation committee and the corporate governance and nominating committee of the Board is $10,000 in cash.  The compensation structure for the committee members of the audit committee is $11,500 in cash.  However, the lead independent director is not eligible to receive any committee member premiums.

(5)          ADESA also reimburses its directors, and in certain circumstances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings and the annual meeting of stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 23, 2005	ADESA, INC.

	By:	/s/ Cameron C. Hitchcock
Cameron C. Hitchcock
Executive Vice President and
Chief Financial Officer